Exhibit (a)(1)(C)
GALAXY DIGITAL INC.
OFFER TO EXCHANGE ELIGIBLE RESTRICTED STOCK UNITS FOR NEWLY ISSUED RESTRICTED STOCK UNITS
WITHDRAWAL FORM
Before deciding whether to submit this withdrawal form, please make sure you have read and understand the documents that make up this offer to exchange cash-settled restricted share units in respect of the shares of Galaxy Digital Inc.’s Class A common stock (“RSUs”) under the Amended and Restated Galaxy Digital Inc. Non-Treasury Share Unit Plan (the “NTSUP,” and such RSUs, the “NTSUP RSUs”) for share-settled RSUs under the Amended and Restated Galaxy Digital Inc. Long Term Incentive Plan (the “LTIP,” and such RSUs, “LTIP RSUs”, and such offer the “Offer”) and these Terms of Election (which together, as they may be amended or supplemented from time to time, constitute the “RSU Exchange Offer”): (1) the Offer to Exchange, dated August 19, 2025, (the “Offer to Exchange”); (2) this election form, together with the instructions and Agreement to Terms of Election attached hereto; (3) the withdrawal form, together with its associated instructions; and (4) the email from equity-administration@galaxy.com on August 19, 2025, announcing the Offer, all of which are attached as exhibits to the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed by Galaxy Digital Inc. (“Galaxy” or the “Company”) with the U.S. Securities and Exchange Commission on August 19, 2025 (the foregoing are collectively referred to as the “Offer Documents”).
YOU DO NOT NEED TO COMPLETE THIS WITHDRAWAL FORM UNLESS YOU WISH TO WITHDRAW A PREVIOUS TENDER OF NTSUP RSUs FOR EXCHANGE.
If you previously completed and submitted an election form, in which you elected to tender your NTSUP RSUs, and you would like to change your election and withdraw the tender of your NTSUP RSUs for exchange, you must properly complete, sign and date this withdrawal form and deliver it to Galaxy Digital Inc. before 11:59 P.M., Eastern Time, on September 16, 2025, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.
If you want to withdraw a prior election, please check the appropriate box (and provide the requested information):
☐    I wish to withdraw my election to tender for exchange and instead REJECT the RSU Exchange Offer to exchange all of my NTSUP RSUs. I do not wish to exchange my NTSUP RSUs.
You should note that if you withdraw your election to tender for exchange your NTSUP RSUs, you will not receive any LTIP RSUs pursuant to the RSU Exchange Offer in exchange for the withdrawn NTSUP RSUs and you will keep all of the NTSUP RSUs. These NTSUP RSUs will continue to be governed by the NTSUP and the award agreements under which they were granted to you.
Although it is the Company’s intent to send me an email confirmation of receipt of this withdrawal form, I hereby waive any right to receive any notice of the receipt of this election form.
Please note that you may reinstate your election by submitting a new, properly completed, signed and dated election form prior to the expiration of the RSU Exchange Offer, which is scheduled to be 11:59 P.M., Eastern Time, on September 16, 2025, unless the RSU Exchange Offer is extended. You will be bound by the last properly completed, signed, dated and submitted election form and/or withdrawal form we receive prior to the expiration of the RSU Exchange Offer.

Please sign this withdrawal form and print your name exactly as it appears on the election form you previously submitted.

NTSUP RSU Holder Signature
NTSUP RSU Holder Name (Please print in full)
Date
Return via email (by PDF or similar imaged document file) to: equity-administration@galaxy.com.

GALAXY DIGITAL INC.
OFFER TO EXCHANGE ELIGIBLE RESTRICTED STOCK UNITS FOR NEWLY ISSUED RESTRICTED STOCK UNITS
Instructions to Withdrawal Form
1.    Defined Terms.
All terms used in this withdrawal form but not defined have the meanings given them in the Offer to Exchange Eligible Restricted Stock Units For Newly Issued Restricted Stock Units, dated August 19, 2025, filed with the U.S. Securities and Exchange Commission and separately delivered to you by email (the “Offer to Exchange”). References in this withdrawal form to “Galaxy,” “we,” “us” and “our” refer to Galaxy Digital Inc. and any successor entity or its subsidiaries, as applicable.
2.    Expiration Date.
The offer and any rights to tender or to withdraw a tender of NTSUP RSUs expire at 11:59 P.M., Eastern Time, on September 16, 2025, unless the offer is extended.
3.    Delivery of the Withdrawal.
If you want to withdraw NTSUP RSUs that were previously tendered for exchange, a properly completed, signed and dated withdrawal form must be received by the Company before 11:59 P.M., Eastern Time, on September 16, 2025 (or such later date as may apply if the RSU Exchange Offer is extended) by the following means:
ó    Via email (by PDF or similar imaged document file) to: equity-administration@galaxy.com.
The delivery of all required documents, including withdrawal forms, is at your risk. Delivery will be deemed made only when actually received by Galaxy pursuant to one of the delivery methods identified above. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your withdrawal form by email within two business days. Please note that if you submit a withdrawal form that is received by us within the last two business days prior to the expiration of the RSU Exchange Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the RSU Exchange Offer. If you have not received such a confirmation from us, it is your responsibility to ensure that your withdrawal form is received by Galaxy before expiration of the RSU Exchange Offer. Only withdrawal forms that are properly completed, signed and dated and actually received by Galaxy at the address or email above before the expiration date will be accepted. Elections and withdrawals submitted by any other means, including hand delivery, interoffice mail, text message or facsimile, are not permitted.
After you have submitted a withdrawal form, you may change your mind and re-elect to tender for exchange your withdrawn NTSUP RSUs until the expiration of the RSU Exchange Offer. Any withdrawn NTSUP RSUs will not be deemed validly tendered for exchange for purposes of the RSU Exchange Offer unless such withdrawn RSUs are validly tendered for exchange before the expiration date by delivery of a new, properly completed, signed and dated election form following the procedures described in the instructions to the election form. This new election form must be received by Galaxy after your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly completed, signed and dated election form, any previously submitted election forms and/or withdrawal forms will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly completed, signed, dated and submitted election form and/or withdrawal form we receive prior to the expiration date.
4.    Signatures on this Withdrawal Form.
The withdrawal form must be signed by the eligible NTSUP RSU holder who is tendering the NTSUP RSUs and the signature must correspond with the name as written on the face of the award agreement or agreements to which the NTSUP RSUs are subject without any alteration or any change whatsoever. If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, the signatory’s full title must be identified on the withdrawal form, and proper evidence satisfactory to of the authority of that person to act in that capacity must be submitted with this withdrawal form.
5.    Requests for Assistance or Additional Copies.
Any questions and any requests for additional copies of the Offer to Exchange, this withdrawal form or other documents related to the RSU Exchange Offer may be directed by email to equity-administration@galaxy.com. Copies will be furnished promptly at Galaxy’s expense. You may also access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov and through our website at www.galaxy.com.
6.    Irregularities.
We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawal forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any withdrawal forms that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the RSU Exchange Offer or any defect or irregularity in any tender of any particular RSUs or for any particular NTSUP RSU holder, provided that if we grant any such waiver, it will be granted with respect to all eligible NTSUP RSU holders and tendered NTSUP RSUs. No withdrawal of tendered NTSUP RSUs will be deemed to have been validly made until all defects or irregularities have been cured by the applicable eligible NTSUP RSU holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in withdrawal forms, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the RSU Exchange Offer expiration date, subject only to any extension that we may implement in our discretion.
7.    Additional Documents to Read.
Please read the Offer to Exchange, including all documents referenced therein, and the other RSU Exchange Offer documents before deciding whether to participate in the RSU Exchange Offer or to withdraw from participating in this RSU Exchange Offer.
8.    Important Tax Information.
You should refer to “The RSU Exchange Offer—Section 18” of the Offer to Exchange, which contains important tax information. We also recommend that you consult with your financial, tax and/or legal advisors before deciding whether to participate in this RSU Exchange Offer or to withdraw from participating in this RSU Exchange Offer.
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